Exhibit 21.1

SUBSIDIARIES OF TANISYS TECHNOLOGY, INC.

     1st Tech Corporation (a Delaware corporation)

     DarkHorse Systems, Inc. (a Delaware corporation)

     Rosetta Marketing and Sales, Inc. (a Texas Corporation)